Exhibit 10.1
PALO ALTO NETWORKS, INC.
AMENDED AND RESTATED OUTSIDE DIRECTOR COMPENSATION POLICY
(Last amended and restated February 12, 2025)
Palo Alto Networks, Inc. (the “Company”) believes that the granting of compensation to the members of its Board of Directors (the “Board” and, members of the Board, the “Directors”) represents an effective tool to attract, retain, and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to attract, retain, and reward these individuals and align their financial interests with those of our stockholders. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time (or any other successor equity incentive plan that is or becomes the primary equity incentive plan used by the Company, as may be adopted from time to time ) (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the payments the Outside Director receives under this Policy.
This Policy will be effective with respect to awards granted after the date of this amendment and restatement as first set forth above (such date referred to as the “Effective Date”).
1.CASH COMPENSATION
Currently, no cash compensation will be paid to Outside Directors under the Policy.
2.EQUITY COMPENSATION
Outside Directors will be entitled to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
(a)No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards, except pursuant to Section 5 below. Notwithstanding the foregoing, an Outside Director may decline to receive an Award or any other payment hereunder.
(b)Initial Awards. Subject to the Plan, each person who first becomes an Outside Director following the Effective Date, whether through election by the stockholders of the Company or appointment by the Board, will be granted an Award of restricted stock units (“RSUs”) with a value of $1,000,000 (the “Initial Award”) on or about the tenth day of the month following the month in which such person first becomes an Outside Director. For the avoidance of doubt, an Initial Award will not be provided to a Director who is an Inside Director and subsequently ceases to be an Employee and thereby becomes an Outside Director. Subject to Section 13 of the Plan and the following sentence, each Initial Award will vest as follows: (i) one third (1/3rd) of the Shares covered by the Initial Award will vest on the first anniversary of the applicable vest start date, and (ii) the remaining Shares covered by the Initial Award will vest in equal quarterly installments over the following two years with the last vest date to be on the third anniversary of the applicable vest start date, in each case subject to the Outside Director continuing to be a Service Provider as of each such date.

(c)Annual Awards.
(i)Subject to the Plan, each Outside Director automatically will be granted an Award of RSUs with a Value of $320,000 (a “Director Award”) and the grant date for such Director Award will be the date of the annual meeting of stockholders of the Company in the applicable year (each, an “Annual Meeting”); provided that any Outside Director who is not continuing as an Outside Director following the applicable Annual Meeting will not receive a Director Award with respect to such Annual Meeting.
(ii)Subject to the Plan, the Company’s Outside Director who is the Lead Independent Director, if any, automatically will be granted an Award of RSUs with a Value of $50,000 (a “Lead Director Award”) and the grant date for such Lead Director Award will be the date of the Annual Meeting; provided that any Outside Director who is not continuing as a Lead Independent Director following the applicable Annual Meeting will not receive a Lead Director Award with respect to such Annual Meeting.
(iii)Subject to the Plan, each Outside Director who is a chairperson or member of one of the four standing committees of the Board, as applicable, automatically will be granted an Award of RSUs (“Committee Awards” and, collectively with the Director Awards and Lead Director Awards, the “Annual Awards”) for such committee service having the Values set forth as follows and the grant date and for such Committee Award will be the date of the Annual Meeting; provided that (A) for clarity, an Outside Director can only receive either a committee chairperson or a committee member Committee Award, and (b) any Outside Director who is not continuing as a chairperson or member of one of the four standing committee of the Board, as applicable, following the applicable Annual Meeting will not receive a Committee Award with respect to such Annual Meeting:

Chairperson of Audit Committee	$75,000
Member of Audit Committee	$30,000
Chairperson of Compensation and People Committee	$50,000
Member of Compensation and People Committee	$25,000
Chairperson of Governance and Sustainability Committee	$50,000
Member of Governance and Sustainability Committee	$20,000
Chairperson of Security Committee	$50,000
Member of Security Committee	$50,000
(iv)To be eligible to receive any Annual Award, an Outside Director must have served on the Board for at least nine (9) months prior to the date of each Annual Meeting.
(v)Annual Awards will vest quarterly over a period of one year from the applicable vest start date, subject to the Outside Director’s continuing to be a Service Provider as of each such date, with the last quarterly vesting date occurring on the earlier to occur of (i) the one-year anniversary of the vest start date and (ii) immediately prior to the Annual Meeting occurring in the year following the date of grant.

(d)Terms Applicable to Awards Granted Under this Policy.
(i)The number of Shares subject to an Initial Award described in this Section 2 will be determined by dividing the stated dollar value for such Initial Award by the straight average closing price of the Company’s common stock over the month prior to the month in which the grant is made and rounded down to the nearest whole Share. The vest start date for Initial Awards described in this Section 2 will be the first day of the month that contains the grant date of such Award and will be subject to the Outside Director’s continuing to be a Service Provider as of each applicable vest date.
(ii)The number of Shares subject to Annual Awards described in this Section 2 will be determined by adding the stated dollar values for the Annual Awards to be granted to an Outside Director under this Section 2 and dividing the sum by the straight average closing price of our common stock on the Nasdaq Stock Market during the 30 calendar days ending on and including the trading day immediately prior to the date of the Annual Meeting and rounded down to the nearest whole Share with a single RSU grant made to cover all such Annual Awards. The vest start date for Annual Awards described in this Section 2 will be December 1st of the year that includes the grant date and will be subject to the Outside Director’s continuing to be a Service Provider as of each applicable vest date.
(iii)The vesting of all Awards will accelerate and vest immediately prior to a Change in Control.
(iv)All provisions of the Plan and form of RSU award agreement approved for use under the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
(v)If permitted by the Company, Directors will be permitted to defer the settlement of an Award granted in accordance with this Policy pursuant to any rules approved by the Company and in accordance with Section 409A.
3.EXPENSES
Each Director’s reasonable, customary and properly documented travel expenses to attend Board meetings will be reimbursed by the Company. Additionally, Directors shall be eligible for continuing education expense reimbursement in accordance with the Company’s Board of Directors Continuing Education Policy.
4.SECTION 409A
In no event will compensation, if any, or, or to the extent taxable to the Outside Director, expense reimbursement payments, under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply.

5.REVISIONS
The Board in its discretion may at any time change and otherwise revise the terms of the compensation granted under this Policy. The Board in its discretion may at any time change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision. If, on the date of an Award grant under this Policy, an equity incentive plan other than the Plan is the primary equity incentive plan used by the Company, all references to the Plan in this Policy shall, with respect to such Award, be deemed to refer to the Company’s primary equity incentive plan in use at the time of such Award grant. The Board in its discretion may at any time suspend or terminate the Policy.